Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 18, 2000 relating to the financial statements of Redback Networks Inc., which appears in Redback Networks Inc.’s Annual Report on Form 10-K for the year ended December 31, 1999.

/s/ PRICEWATERHOUSECOOPERS, LLP

PricewaterhouseCoopers LLP

San Jose, California
October 12, 2000